EXHIBIT 10.6

«Date»

«Full_Name»
IntriCon Corporation
1260 Red Fox Road
Arden Hills, MN 55112

Dear «M_1st_Name»:

I am pleased to inform you that on «Grant_Date» the Compensation Committee of the Board of Directors of IntriCon Corporation granted you options to purchase «Shares» Common Shares of the Company under the Company’s 2015 Equity Incentive Plan (the “Plan”) at an exercise price of $«Price» per share.

Under the Plan, the Company may grant either incentive stock options or non-qualified stock options.  The options granted to you are intended to be incentive stock options.

These options will become exercisable as follows:

Date First Exercisable	Number of Shares
«M_1st_Exercise»	«M__shares»
«M_2nd_Ex»	«M__shares1»
«M_3rd_Ex»	«M__shares2»

The exercise price for your options shall be payable in cash, by the “net exercise” method without the payment of cash or as otherwise permitted under the Plan.

Once options become exercisable, they will remain exercisable until they are exercised or until they terminate.  Unless earlier terminated pursuant to the terms of the Plan, all options granted hereby shall terminate on «Terminate» (the “Scheduled Expiration Date”).  While the specific terms of the Plan will govern, generally:

•
If your employment is terminated due to your death or Disability (as defined in the Plan), all of your options will become immediately exercisable in full and may be exercised at any time prior to the Scheduled Expiration Date;

•
If your employment is terminated due to your Retirement (as defined in the Plan), all of your options will become immediately exercisable in full and may be exercised at any time prior to the Scheduled Expiration Date;

•
If your employment is terminated due to any other reason, any options that you had that were not exercisable as of the date of the termination of your employment will expire.  You may exercise options that were exercisable as of the date of the termination of your employment at any time prior to the earlier of (a) 90 days after the date of termination of employment and (b) the Scheduled Expiration Date.

1260 Red Fox Road ● Arden Hills, MN 55112 ● Tel: 651-636-9770 ● Fax: 651-357-1097 ● www.IntriCon.com

«Full_Name»

Subject to the Plan, this option shall become exercisable in full upon the occurrence of a Change in Control (as defined in the Plan).

This option is subject to cancellation in the event that your employment is terminated for Cause (as defined in the Plan) and under other circumstances described in the Plan.

Further terms governing the options granted to you are set forth in the Plan, which is incorporated herein by reference.  A copy of the Plan is available from the Human Resources Department.

If you wish to accept the grant of the options as provided above and in the Plan, please so indicate by signing and returning the enclosed copy of this letter, whereupon you and the Company shall be legally bound hereby under Pennsylvania law.

Very truly yours, INTRICON CORPORATION

By:
«From»
«Title»
«M_2nd_line»

Accepted and Agreed:

«Full_Name»

1260 Red Fox Road ● Arden Hills, MN 55112 ● Tel: 651-636-9770 ● Fax: 651-357-1097 ● www.IntriCon.com